EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State of Incorporation

Wholly-owned subsidiaries of Northwest Bancorporation, Inc.:
Inland Northwest Bank	Washington
Northwest Bancorporation Capital Trust I	Delaware

Wholly-owned subsidiary of Inland Northwest Bank:
Northwest Property LLC	Washington